Exhibit 99.1

ShotSpotter Reports Fourth Quarter 2022 Financial Results

FY 2022 Revenues Increased 39% Year-Over-Year to Record $81.0 Million, Driving 54% Increase in Adjusted EBITDA to $15.9 Million and GAAP Net Income of $6.4 Million

Company Reaffirms FY 2023 Revenue Guidance Range of $94 Million to $96 Million, Representing 17% Year-Over-Year Growth at the Midpoint and FY 2023 Adjusted EBITDA Margin Guidance Range of 24% to 26%

FREMONT, CA – February 22, 2023 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision-policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the fourth quarter ended December 31, 2022.

Fourth Quarter 2022 Financial and Operational Highlights

•
Revenues increased 50% to $21.0 million from $14.0 million for the same quarter of 2021.
•
Gross profit increased 58% to $11.9 million (57% of revenues), up from $7.5 million (54% of revenues) for the same quarter of 2021.
•
GAAP net loss totaled $1.0 million, compared to GAAP net loss of $3.3 million for the same quarter of 2021.
•
Adjusted EBITDA1 increased over 130% to $4.3 million (20% of revenues), compared to $1.9 million (13% of revenues) for the same quarter of 2021.
•
Went “live” with ShotSpotter Respond in four new cities, added one new Security customer and went live with five expansions in current customer cities.
•
Maintained a strong balance sheet with $10.5 million in cash and cash equivalents, no debt and approximately $25.0 million available on our line of credit.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Full Year 2022 Financial and Operational Highlights

•
Revenues increased 39% to $81.0 million from $58.2 million in 2021.
•
Gross profit increased 44% to $46.8 million (58% of revenues) from $32.5 million (56% of revenues) in 2021.
•
GAAP net income was $6.4 million, compared to GAAP net loss of $4.4 million in 2021.
•
Adjusted EBITDA increased 54% to $15.9 million (20% of revenues), compared to $10.4 million (18% of revenues) in 2021.
•
Revenue retention rate was 124%, consistent with 2021. Sales and marketing spend per $1.00 of new annualized contract value was $0.40, compared to $0.37 in 20212.
•
Need to add superscript for note referenced below
•
Went “live” with 102 new square miles of ShotSpotter Respond coverage, bringing the total live miles to over 980 miles with approximately 1,060 miles under contract as of December 31, 2022.

2 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about revenue retention rate and sales and marketing spend per $1.00 of new annualized contract value.

Financial Outlook

The company reaffirmed its full year 2023 revenue guidance of $94 million to $96 million, representing approximately 17% year-over-year growth at the midpoint compared to 2022. Management reaffirmed its expectation for adjusted EBITDA to be approximately 24% to 26% of forecasted revenue in 2023.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures” below.

Management Commentary

“The fourth quarter marked the culmination of another successful year for ShotSpotter as we expanded our precision policing platform, customer base and total addressable market,” said President and CEO Ralph Clark. “Our consistent execution of strategy enabled us to deliver 39% topline growth for the year along with strong profitability metrics, including an over 50% increase in adjusted EBITDA. Our robust financial performance reflects the continued go-live cadence of ShotSpotter Respond as well as our platform’s ability to drive the digital transformation of law enforcement agencies globally. In fact, we went ‘live’ with 102 new square miles of ShotSpotter Respond coverage in 2022, marking the second year in a row we've achieved over 100 domestic go-live miles in the year.

“We entered 2023 with strong operational momentum and solid financial visibility, including $79.7 million of ARR, a 26% increase compared to how we started 2022. Our sales and customer success initiatives are building pipeline, accelerating new bookings and go-live service area, and enabling us to maintain strong retention rates. The growing demand and constructive funding environment for ShotSpotter’s platform and services is structural. Taken together, we are confident these factors will enable us to drive robust revenue growth, operating leverage, and margin expansion in 2023 and beyond. More broadly, we are committed to continuing to help policing agencies become more equitable and effective in delivering positive public safety outcomes to the communities they serve.”

Fourth Quarter 2022 Financial Results

Revenues increased 50% to $21.0 million from $14.0 million for the same quarter of 2021. The increase in revenues was due to an increase in new live miles, customer expansions and the Forensic Logic acquisition.

Gross profit for the fourth quarter of 2022 was $11.9 million (57% of revenues), compared to $7.5 million (54% of revenues) for the same period in 2021.

Total operating expenses for the fourth quarter of 2022 were $11.9 million, compared to $10.7 million for the same period in 2021. Operating expenses increased primarily due to higher personnel costs but were offset in part by a contingent consideration adjustment (reduction of $0.3 million) related to a potential 2023 earnout payment associated with the Forensic Logic acquisition, which was reduced due to delays in certain expected contracts.

Net loss totaled $1.0 million or $(0.09) per basic and diluted share (based on 12.2 million basic and diluted weighted average shares outstanding), compared to a net loss of $3.3 million, or $(0.28) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding), for the same period in 2021.

Adjusted EBITDA for the fourth quarter of 2022 totaled $4.3 million, compared to $1.9 million in the same period last year.

At quarter-end, the company had $10.5 million in cash and cash equivalents, $31.0 million in accounts receivable and contract asset, net, no debt and approximately $25.0 million available on its line of credit.

Full Year 2022 Financial Results

Revenues in 2022 increased 39% to $81.0 million from $58.2 million in 2021. The increase in revenues was due to an increase in new live miles, customer expansions and the Forensic Logic acquisition.

Gross profit in 2022 increased 44% to $46.8 million (58% of revenues) from $32.5 million (56% of revenues) in 2021.

Total operating expenses in 2022 increased 7% to $39.0 million from $36.6 million in 2021. Operating expenses increased primarily due to higher personnel costs but were offset in part by a contingent consideration adjustment (reduction of $9.2 million) related to potential 2022 and 2023 earnout payments associated with the Forensic Logic acquisition, which were reduced due to delays in certain expected contracts.

Net income totaled $6.4 million or $0.52 per basic and diluted share (based on 12.2 million basic and 12.3 million diluted weighted average shares outstanding, respectively), compared to net loss of $4.4 million or $(0.38) per basic and diluted share (based on 11.6 million basic and diluted weighted shares outstanding) in 2021.

Adjusted EBITDA for 2022 totaled $15.9 million, compared to $10.4 million in 2021.

Conference Call

ShotSpotter will hold a conference call today, February 22, 2023, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-326-9228

International dial-in: 1-412-542-4180

Conference ID: 101715598

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 22, 2023.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 101715598

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of adjusted net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$(1,045)	$(3,311)	$6,385	$(4,431)
Less:
Acquisition related expenses	—	544	101	709
Change in fair value of contingent consideration	(312)	1,330	(9,154)	1,330
Adjusted net loss	$(1,357)	$(1,437)	$(2,668)	$(2,392)
Adjusted net loss per share, basic	$(0.11)	$(0.12)	$(0.22)	$(0.21)
Adjusted net loss per share, diluted	$(0.11)	$(0.12)	$(0.22)	$(0.21)
Weighted average shares used in computing adjusted net loss per share, basic and diluted	12,215,697	11,686,539	12,171,609	11,647,558

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$(1,045)	$(3,311)	$6,385	$(4,431)
Less:
Interest income	(19)	(10)	(45)	(38)
Income taxes	1,167	7	1,167	56
Depreciation and amortization	2,375	1,755	9,199	6,852
Stock-based compensation expense	2,137	1,550	8,282	5,872
Acquisition related expenses	—	544	101	709
Change in fair value of contingent consideration	(312)	1,330	(9,154)	1,330
Adjusted EBITDA	$4,303	$1,865	$15,935	$10,350

Annual Recurring Revenue (“ARR”): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Revenue retention rate: We calculate our revenue retention rate for each year by dividing the (a) total revenues for such year from those customers who were customers during the corresponding prior year by (b) the total revenues from all customers in the corresponding prior year. For the purposes of calculating our revenue retention rate, we count as customers all entities with which we had contracts in the applicable year. Revenue retention rate for any given period does not include revenues attributable to customers first acquired during such period. We focus on our revenue retention rate because we believe that this metric provides insight into revenues related to and retention of existing customers. If our revenue retention rate for a year exceeds 100%, this indicates a low churn and means that the revenues retained during the year, including from customer expansions, more than offset the revenues that we lost from customers that did not renew their contracts during the year.

Sales and marketing spend per $1.00 of new annualized contract value: We calculate sales and marketing spend annually as the total sales and marketing expense during a year divided by the first 12 months of contract value for contracts entered into during the same year. We use this metric to measure the efficiency of our sales and marketing efforts in acquiring customers, renewing customer contracts and expanding their coverage areas.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2023, ability to drive the digital transformation of law enforcement agencies globally and maintain strong retention rates, operating momentum, financial visibility, sales pipeline, the funding environment for the company’s products, and revenue growth, operating leverage and margin expansion in 2023 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter Inc. (Nasdaq: SSTI) brings the power of digital transformation to law enforcement and community assistance groups. We are trusted by more than 200 customers and 2,500 agencies to drive more efficient, effective, and equitable public safety outcomes, making communities healthier. Our platform includes the flagship product, ShotSpotter Respond™, the #1 gunshot detection system for rapid response to gunfire to save the lives of victims; Coplink X, the #1 investigative lead search tool to accelerate crime solving; Investigate and GCM, case management software to produce courtroom-ready cases; and Connect, analyst software that plans deployment of limited patrol resources for maximum impact. ShotSpotter also serves the corporate and college security markets and has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues	$20,998	$13,971	$81,003	$58,155
Costs
Cost of revenues	9,088	6,474	34,218	25,611
Impairment of property and equipment	—	—	—	25
Total costs	9,088	6,474	34,218	25,636
Gross profit	11,910	7,497	46,785	32,519

Operating expenses
Sales and marketing	5,689	3,598	22,416	15,479
Research and development	2,456	1,879	10,026	7,035
General and administrative	4,040	5,174	15,750	12,744
Change in fair value of contingent consideration	(312)	—	(9,154)	1,330
Total operating expenses	11,873	10,651	39,038	36,588
Operating income (loss)	37	(3,154)	7,747	(4,069)
Other income (expense), net
Interest income, net	19	10	45	38
Other income (expense), net	66	(160)	(240)	(344)
Total other income (expense), net	85	(150)	(195)	(306)
Income (loss) before income taxes	122	(3,304)	7,552	(4,375)
Provision for income taxes	1,167	7	1,167	56
Net income (loss)	$(1,045)	$(3,311)	$6,385	$(4,431)
Net income (loss) per share, basic	$(0.09)	$(0.28)	$0.52	$(0.38)
Net income (loss) per share, diluted	$(0.09)	$(0.28)	$0.52	$(0.38)
Weighted-average shares used in computing adjusted net income (loss) per share, basic	12,215,697	11,686,539	12,171,609	11,647,558
Weighted-average shares used in computing adjusted net income (loss) per share, diluted	12,215,697	11,686,539	12,317,707	11,647,558

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,479	$15,636
Accounts receivable and contract asset, net	30,957	16,134
Prepaid expenses and other current assets	3,225	2,504
Total current assets	44,661	34,274
Property and equipment, net	21,988	17,409
Operating lease right-of-use assets	3,240	2,323
Goodwill	22,971	2,816
Intangible assets, net	27,318	13,564
Other assets	2,570	1,918
Total assets	$122,748	$72,304
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,633	$1,587
Deferred revenue, short-term	41,907	26,235
Accrued expenses and other current liabilities	9,965	6,680
Deferred tax liability, short-term	316	—
Total current liabilities	53,821	34,502
Deferred revenue, long-term	1,813	474
Deferred tax liability, long-term	369	—
Other liabilities	5,800	3,513
Total liabilities	61,803	38,489
Stockholders' equity
Common stock	62	58
Additional paid-in capital	153,573	132,780
Accumulated deficit	(92,400)	(98,785)
Accumulated other comprehensive loss	(290)	(238)
Total stockholders' equity	60,945	33,815
Total liabilities and stockholders' equity	$122,748	$72,304